Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-156391, 333-159553, 333-174774, 333-178509, and 333-204777) on Form S-3 and the Registration Statements (No. 333-145717, 333-165788, and 333-198321) on Form S-8 of Patrick Industries, Inc. of our report dated February 18, 2015, relating to our audit of the consolidated financial statements of North American Forest Products, Inc. and Subsidiary and Affiliate as of and for the year ended December 31, 2014, included in this Current Report on Form 8-K/A. On October 26, 2015, we changed the name of our firm from McGladrey LLP to RSM US LLP.

/s/ RSM US LLP

Elkhart, Indiana
November 13, 2015